Exhibit 10.8

NiSource Next
Voluntary Separation Program
Effective as of August 5, 2020

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NiSource Next
Voluntary Separation Program
Effective as of August 5, 2020
SECTION 1.
INTRODUCTION
i.Purpose
NiSource Inc. has established the NiSource Next Voluntary Separation Program (the “Plan”), a special limited program under the NiSource Inc. Severance Policy, to provide severance benefits to eligible employees who voluntarily terminate employment with NiSource Inc. and its subsidiaries and affiliates (hereinafter collectively the “Company”) upon the satisfaction of certain conditions. By participating in the Plan, Participants will not be eligible for any other severance or separation pay benefits as the Participants will be deemed to be participating exclusively in this Plan and will be considered as voluntarily resigning so as to be ineligible for any other separation or severance pay. It is the intent of the Company that the Plan, as set forth herein, constitute an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Act of 1974 (“ERISA”).
ii.Effective Date, Plan Year.
The effective date of the Plan is August 5, 2020 (the “Effective Date”). A “plan year” is the 12-month period beginning on January 1 and ending on the following December 31. The Plan shall be in effect from the Effective Date until terminated by the Company.
iii.Administration.
The Plan is administered by the NiSource Benefits Committee (the “Committee”). The Committee, as the Plan administrator, is the named fiduciary responsible for the overall operation of the Plan. The Committee has complete discretionary authority to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of employees or Participants and any other persons, and the amounts of their severance benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions. The Committee, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan. The Committee, from time to time, also may allocate or delegate in writing to any other person or persons (who may but need not be employees of the Company) such powers, rights and duties as the Committee may consider necessary or advisable to properly carry out the administration of the Plan. Each member of the Committee shall be entitled, without further act on such member’s part, to indemnity from the Company to the fullest extent permitted under applicable law, in connection with or arising out of any action, suit or
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proceeding with respect to the administration of the Plan in which such member may be involved by reason of such member being or having been a member of the Committee, whether or not such member continues to be a member of the Committee at the time of the action, suit or proceeding.
iv.Plan Supplements.
This document must be used in conjunction with the Plan supplement attached hereto that applies to the specific employee group described therein (each a “Supplement”). Together, this document and the applicable Supplement constitute the Plan with respect to the employee group described in the Supplement.
SECTION 2.
ELIGIBILITY
Each domestic employee (including employees who are U.S. expatriates) of the Company shall become eligible to become a Participant in the Plan as of the date the employee meets all of the following requirements:
(1)the employee is employed by the Company on a regular, active, full-time or part-time basis, including employees who are on an approved leave of absence, excluding any employee categorized by the Company as “temporary,” “seasonal,” or “intern”, or any similar term or category, and excluding any employees of Columbia Gas of Massachusetts; and
(2)the employee meets the requirements for participation in the Plan as set forth in the Plan and any applicable Supplement.
For all purposes of the Plan, an individual shall be an “employee” of or be “employed” by the Company for any plan year only if such individual is treated by the Company for such plan year as its employee for purposes of employment taxes and wage withholding for federal income taxes, regardless of any subsequent reclassification by the Company, any governmental agency or court.
An employee shall cease to be an eligible employee in the Plan as of the date on which the employee ceases to meet the foregoing requirements of this Section 2. Eligible employees remain eligible for a specified period of time as determined by the Committee.
SECTION 3.
PARTICIPATION AND PLAN BENEFITS
i.Participation

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Subject to the conditions and limitations of subsection 3.2 of the Plan and any applicable Supplement, an eligible employee meeting the requirements of Section 2 shall become a Participant entitled to receive a severance benefit determined under subsection 3.3 of the Plan, provided that the employee:
(1)is employed by a function or department or other classification specified in a Supplement and meets all requirements and conditions described therein;
(2)elects to voluntarily terminate employment with the Company in accordance with terms and conditions to be determined by the Committee or the Company, properly and timely applies for acceptance, and is accepted for such termination by the Committee;
(3)executes (or the executor of the employee’s estate in the event of the employee’s death) a release and any other separation agreement, which may include restrictive covenants, as provided by the Company and, if appropriate, a deduction authorization, as described in subsection 4.1;
(4)is not otherwise excluded from participation due to the business needs of the Company, including due to any participation caps established for any department or function; and
(5)is certified in writing by the Committee as accepted for severance benefits under the Plan.
Upon such certification by the Committee, an employee shall be considered a “Participant” in the Plan. No individuals other than Participants shall be eligible to receive any severance benefits under the Plan.
ii.Benefits Not Payable.
Notwithstanding any other provision of the Plan or any Supplement, a Participant to whom any of the circumstances described below apply shall not be eligible to receive any severance benefits under the Plan.
(1)A Participant whose employment with the Company is terminated, and who is offered a comparable position with a successor employer to commence promptly following termination. A “successor employer” is any entity that assumes operations or functions formerly carried out by the Company (such as the acquirer of all or any part of the Company or assets of the Company or any entity to which a Company operation or function has been outsourced), or any entity making the employment offer at the request of the Company.
(2)A Participant who has been notified by the Company of a future termination of employment date determined by the Company in its sole

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discretion (the “Specified Termination Date”) under circumstances which would otherwise entitle the Participant to receive a severance benefit under the Plan, and who voluntarily terminates employment with the Company for any reason prior to such date; provided, however, that in the event a Participant’s employment terminates prior to the Participant’s Specified Termination Date by reason of the Participant’s death, the requirement of this Section 3.2(b) shall not be applicable.
(3)Unless otherwise determined by the Company, a Participant who has entered into a retention agreement or who is providing transition or similar services and who voluntarily terminates employment with the Company for any reason prior to the expiration of such retention agreement or the end date for such transition or similar services. Notwithstanding the foregoing, a Participant who enters into a retention agreement at the time an offering is made pursuant to an applicable Supplement shall not be able to receive a benefit under the Plan. An employee who is providing transition services in connection with the transaction between Columbia Gas of Massachusetts and Eversource Energy shall be eligible to participate in the Plan, provided that such employee otherwise meets the requirements of the Plan and an applicable Supplement and such employee remains employed with the Company through the end date of the transition services period, as determined by the Company.
(4)A Participant who is on an approved leave of absence who fails to return to work prior to their Specified Termination Date.
(5)A Participant who is terminated for cause, as determined by the Company. “Cause” means (1) a violation of the NiSource, Inc. Code of Business Conduct, (2) failure by the Participant to perform such Participant’s duties, obligations and responsibilities, or (3) the conviction of the Participant for commission of a felony.
(6)A Participant who fails to timely execute, revokes, or violates, a release or the terms of any separation or other agreement provided by the Company.
(7)A Participant who fails to return to the Company all Company property and information.
(8)A Participant who does not agree to pay all outstanding amounts owed to the Company and authorize the Company to withhold any outstanding amounts from such Participant’s final paycheck and/or severance benefit.
The Committee shall have sole discretion to determine whether any of the foregoing circumstances apply to a Participant.
iii.Amount of Benefits.

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The amount of a Participant’s severance benefits under this Plan shall be determined in accordance with the provisions of the Supplement that applies to the Participant as determined by the Committee.
iv.Benefit Limitation.
It is intended that the payments made to Participant’s under this Plan will not exceed the equivalent prescribed under Department of Labor Regulations § 2510.3-2(b)(2)) during the year immediately preceding the termination of the Participant’s service.
v.Offset for Other Benefits.
The amount of any severance benefits payable to a Participant under the Plan shall be reduced on a dollar-for-dollar basis by any severance, separation or termination pay benefits that the Company pays or is required to pay to such Participant through insurance or otherwise under any plan of the Company, under any federal or state law, including, without limitation, the U.S. Worker Adjustment and Retraining Notification Act or any state or local “pay in lieu of notice” law or regulation, or under any contract of the Company.
SECTION 4.
PAYMENT OF BENEFITS
i.Release and Deduction Authorization.
No severance benefits under the Plan shall be payable to any Participant until:
(1)such Participant and the Company have executed a release (in a form approved by the Company) of all of such Participant’s then existing rights and legal claims against the Company and all affiliates and any of their benefit plans (excluding claims for vested retirement benefits under any tax-qualified plan or worker’s compensation benefits) by the Release Deadline, including any other agreement determined to be appropriate by the Company, such as an agreement not to disparage the Company, its affiliates, their employees or their businesses, not to disclose confidential or proprietary information and not to solicit customers or employees of such entities or to engage in competition with such entities; and
(2)if appropriate, such Participant has executed a deduction authorization for amounts to be deducted from severance benefits in accordance with subsection 7.11 of the Plan;
and the payment of severance benefits under the Plan shall be subject to the terms and conditions of such agreements. If a Participant violates any of the provisions of the release or other separation agreement, the Participant shall forfeit such Participant’s eligibility to receive any severance benefits under the Plan, and the Company may recover any portion of the severance

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benefits already paid to such Participant. The terms and conditions of a Participant’s release and separation agreement and deduction authorization with respect to the payment of severance benefits are incorporated by this reference and form a part of the Plan as applied to such Participant.
ii.Release Deadline.
A Participant must submit the release described in Section 4.1 as instructed in the release agreement by no earlier than the Participant’s termination of employment. The Participant shall have an established and maximum period of time (“Release Deadline”) in which to consider the release, which shall be set forth in the release.
iii.Time and Form of Payment.
Subject to the provisions of Section 4.1, all payments made pursuant to subsection 3.3 of the Plan shall be paid in a lump sum (unless otherwise noted in a Supplement) and completed no later than two and one-half months after the end of the taxable year in which the Participant’s voluntary termination of employment occurs.
In the event of a Participant’s death before full payment of the Participant’s severance benefits payable pursuant to subsection 3.3 of the Plan, any amount remaining to be paid shall be paid in a lump sum to the to the representative of such Participant’s estate.
SECTION 5.
FINANCING PLAN BENEFITS
All severance benefits payable under this Plan shall be paid directly by the Company out of its general assets. Except to the extent required by applicable law, the Company shall not be required to segregate on its books or otherwise any amount to be used for the payment of severance benefits under this Plan.
SECTION 6.
REEMPLOYMENT
A Participant who receives severance benefits pursuant to the Plan shall not be eligible for re-employment or engagement as a service provider (as an independent contractor, consultant, or otherwise) with the Company for a period of two (2) years following such Participant’s termination of employment pursuant to the Plan, unless the Company provides the Participant with a written waiver of this Section.
SECTION 7.
MISCELLANEOUS

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i.Information to be Furnished by Participants.
Each Participant must furnish to the Committee such documents, evidence, data or other information as the Committee considers necessary or desirable for the purpose of administering the Plan. Benefits under the Plan for each Participant are provided on the condition that the Participant furnish full, true and complete data, evidence or other information, and that the Participant will promptly sign any document related to the Plan requested by the Committee.
ii.Employment Rights.
The Plan does not constitute a contract of employment or affect the terminable-at-will character of the employment relationship, and participation in the Plan will not give a Participant or employee the right to be rehired or retained in the employ of the Company on a full-time, part-time or any other basis or to be retrained by the Company, nor will participation in the Plan give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. The payment of severance benefits under the Plan does not extend a Participant’s employment beyond the date such employment is terminated under circumstances which entitle the Participant to severance benefits under the Plan.
iii.Committee’s Decision Final.
Any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith is binding on all persons. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and the Committee shall make such adjustment on account thereof as it considers equitable and practicable. The Committee may recover overpayments of benefits made to any Participant or a Participant’s estate. The Committee shall not be liable in any manner for any determination of fact made in good faith.
iv.Evidence.
Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the Committee considers pertinent and reliable, and signed, made or presented by the proper party or parties.
v.Uniform Rules.
In administering the Plan, the Committee will apply uniform rules to all Participants similarly situated.
vi.Gender and Number.
Where the context admits, words in the masculine gender shall include the feminine and neutral genders, the plural shall include the singular and the singular shall include the plural.
vii.Controlling Laws and Venue.

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The terms of the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana, including all matters of construction, validity and performance to the extent not preempted by applicable federal law. In order to benefit Participants under this Plan by establishing a uniform application of law with respect to the administration of the Plan, the provisions of this Section 7.7 shall apply. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Plan shall be brought in a state and/or federal courts located in the state of the Company office to which such claimant was last assigned. The Company, each Participant, and any related parties irrevocably and unconditionally consent to the exclusive jurisdiction of such courts in any such litigation related to this Plan and any transactions contemplated hereby. Such parties irrevocably and unconditionally waive any objection that venue is improper or that such litigation has been brought in an inconvenient forum.
viii.Interests Not Transferable.
Severance benefits pursuant to the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment pledge, encumbrance or charge prior to actual receipt by a Participant, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void and the Company shall not be liable in any manner for, or subject to the debts, contracts, liabilities, engagements or torts of, any person entitled to any severance benefits under the Plan.
ix.Facility of Payment.
When any person entitled to severance benefits under the Plan is under legal disability or in the Committee’s opinion is in any way incapacitated so as to be unable to manage his or her affairs, the Committee may cause such person’s severance benefits to be paid to such person’s legal representative for his or her benefit, or to be applied for the benefit of such person in any other manner consistent with applicable law that the Committee may determine.
x.Severability.
In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.
xi.Withholding and Deduction.
The Company will deduct and withhold from any amounts payable under this Plan all federal, state, city and local taxes as shall be legally required, as well as any other amounts authorized or required by Company policy including, but not limited to, withholding for garnishments and judgments or other court orders and deduction of amounts due to the Company as a result of any outstanding travel and entertainment advances, relocation and moving payments, tax make-up benefits, or, other amounts due to the Company for any other reason and as allowed by law.

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xii.Effect on Other Plans or Agreements.
Payments or benefits provided to a Participant under any annual bonus, employer stock, stock appreciation rights, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan, and the benefits paid under the Plan shall not be treated as compensation for purposes of the Plan or any other employee benefit plan except to the extent specifically provided therein. Any obligations or duties of a Participant pursuant to any non-competition or other agreement with the Company shall not be affected by the receipt of severance benefits under this Plan.
xiii.Participating Employers.
Controlled group members of the Company may become participating employers under the Plan if so designated by the Committee on behalf of the Company.
xiv.Code Section 409A.
The Plan is intended to comply with Section 409A of the U.S. Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time (“Code Section 409A”) and the interpretative guidance thereunder, or to be exempt therefrom, including through the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered, construed, and interpreted with such intent.
For purposes of the Plan, a Participant’s employment with the Company shall be deemed to be terminated when the Participant has a “separation from service” within the meaning of Code Section 409A, and references to termination of employment shall be deemed to refer to such a separation from service. Each payment under the Plan or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A. To the extent any reimbursements or in-kind benefit payments under the Plan are subject to Code Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) (or any similar or successor provisions).
Payment of any severance benefits that are not exempt under Section 409A shall be delayed until the Release Deadline, irrespective of when the Participant executes the release; provided, that where the Participant’s termination from employment and the release deadline occur in two separate calendar years, payment may not be made before January 1 of the second year.
Notwithstanding anything in the Plan to the contrary, to the extent a Participant is considered a “specified employee” (as defined in Code Section 409A) and would be entitled to a payment during the six-month period beginning on the Executive’s date of termination that is not otherwise excluded under Code Section 409A under the exception for short-term deferrals, separation pay arrangements, reimbursements, in-kind distributions, or any otherwise applicable exemption, the payment will not be made to the Participant until the earlier of the six-month

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anniversary of the Participant’s date of termination or the Participant’s death and will be accumulated and paid on the first day of the seventh month following the date of termination.
The Company may amend the Plan to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A.
The Company cannot guarantee that the severance benefits provided pursuant to the Plan will satisfy all applicable provisions of Code Section 409A.
SECTION 8.
CLAIMS PROCEDURE
The claims and review procedures described in this Section 8 must be exhausted before a legal action is brought with respect to the Plan.
A claimant who believes that such claimant is entitled to a benefit under the Plan must file a written claim for such benefit with the Committee within six months of the earlier of: (i) the claimant’s termination of employment; or (ii) the expiration of the Application Deadline that applies to such claimant. The Committee, including a delegate or subcommittee thereof (the “Claims Administrator”) shall notify in writing any claimant whose claim for benefits under the Plan has been denied in whole or part within 90 days after receipt of the claim for benefits, or within 180 days of receipt of such claim if the claimant is notified in writing by the Claims Administrator that an extension of time is required for processing the claim and the reason therefore. Such notice of extension shall be furnished to the claimant before the end of the initial ninety (90) day period indicating the date by which the Claim Administrator expects to make a decision. If a claim is neither granted nor denied within 90 days or 180 days, as the case may be, the claim will be considered denied, and the claimant may pursue the review procedure set forth below. Each notice of denial of an application shall be in writing and shall contain the following information: (a) the specific reason or reasons for the denial; (b) specific reference to the pertinent Plan provisions upon which the denial is based; (c) a description of any additional material or information necessary for the applicant to perfect the application and an explanation of why such material or information is necessary; and (d) an explanation of the Plan’s review procedures (as described below), including the Participant’s right to bring a civil action under ERISA Section 502(a) following a final benefit determination on appeal.
In the event a claim for benefits is denied in whole or in part, the claimant or the claimant’s duly authorized representative may request a review of such denial by the Claims Administrator. Each such request for review must be in writing signed by the claimant or the claimant’s duly authorized representative, must specify that it is a request for review of a denied claim and must be filed with the Claims Administrator no later than 60 days after receipt by the claimant of the denial of the claim or, if a claim is neither granted nor denied, then within 60 days of the expiration of the applicable 90 or 180-day period described in the previous paragraph. In pursuing such appeal, the claimant or the claimant’s duly authorized representative may obtain free of charge, reasonable access to and copies of all documents, records or other

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information relevant to the claim. The claimant may submit in writing any documents, issues and comments the claimant may wish.
The Claims Administrator will have 60 days in which to consider the claimant’s request for review, except that under special circumstances that require an extension of time for processing, the Claims Administrator may have an additional 60 days to answer the claimant. The claimant will receive a written notice if the extra days are needed. The Claims Administrator will notify the claimant of its decision on review in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following: (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the benefit determination is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following the final benefit determination on appeal. If the decision on review is not furnished within the time period set forth above, the claim shall be deemed denied on review.
If such determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to such claimant, it shall be binding and conclusive unless the claimant or the claimant’s duly authorized representative notifies the Claims Administrator within 90 days after the mailing or delivery to the claimant by the Claims Administrator of its determination on appeal that claimant intends to institute legal proceedings challenging the determination of the Claims Administrator and actually institutes such legal proceedings within 180 days after such mailing or delivery.
If a member of the Committee or the Claims Administrator is also a Participant in the Plan, such member may not decide or determine any matter or question concerning distributions of any kind to be made to such member or the nature or mode of settlement of such member’s severance benefits unless such decision or determination could be made by such member under the Plan if such member were not serving on the Committee or as Claims Administrator. If an appeal is filed by a claimant who reports directly to or has a familial relationship with a Committee member or Claim Administrator, the relevant member shall recuse himself or herself from participating in discussion and decision of such appeal.
SECTION 9.
AMENDMENT AND TERMINATION
i.Amendment and Termination.
The Company reserves the right, acting through the Committee or otherwise, to amend the Plan at any time and to alter, reduce or eliminate any benefit under the Plan (in whole or in part) at any time or to terminate the Plan at any time, as to any class or classes of covered employees, including current employees, former employees, their spouses, dependents and beneficiaries, all without notice. Notwithstanding the foregoing, any such amendment or

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termination of the Plan shall not reduce the amount of severance benefits payable to any Participant who has met all requirements for such payment under the terms of the Plan and is receiving or is entitled to receive severance benefits under the Plan.

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IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 7th day of August, 2020.

NiSource Inc.

By: /s/ Kenneth E. Keener

Its: SVP, CHRO

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OFFERING ONE - SUPPLEMENT
OFFICER AND DIRECTOR LEVEL EMPLOYEES
A.Eligible Group
In addition to other criteria set forth in the Plan, in order to be covered by this Supplement, an employee must meet all of the following criteria provided the employee executes and does not revoke a release agreement (in a form approved by the Company):
1.The employee is actively employed by the Company as of August 5, 2020, and remains actively employed with the Company until the employee’s Specified Termination Date.
2.On July 1, 2020, the employee was employed as an officer or employee director of the Company; provided that, any officer and employee director to whom the following applies shall be excluded from participation in the Plan under this Supplement:
1.Any officer that is a “named executive officer” as defined in Item 402(a) of Regulation SK shall not be eligible to participate in the Plan.
2.Officers and employee directors who serve as Generation People Leaders.
3.Directors who serve as Electric T&D Engineering People Leaders.
4.Directors (including Managing Directors) who serve as Electric System Reliability People Leaders.
3.By 11:59 p.m. Central Time on August 21, 2020 (the “Application Deadline”) the employee must have applied to voluntarily terminate employment with the Company and to participate in the Plan and not have revoked such application prior to 11:59 p.m. Central Time on August 21, 2020.
4.The employee is notified by the Committee of such employee’s approval to participate in the Plan.
Coverage under this Supplement shall be subject to such participation caps on any department or function as may be established by the Company. In the event the number of employees applying for participation under the Plan exceeds any such cap within a specific department or function, the order of priority for participation in the Plan for that department or function will be determined based on such employees with the greatest number of full and partial years of continuous employment by the Company, commencing on such employee’s most recent date of hire by the Company, and ending on August 5, 2020.
In addition, the Company may impose such other limitations on employees covered under this Supplement as it deems appropriate.

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B.Severance Benefits
1.Severance Pay
A Participant who is covered by this Supplement and who meets all requirements of the Plan will be entitled to fifteen (15) months of base salary (“Severance Pay”).
A “month of base salary” shall be equal to 1/12th of the Participant’s annual base salary at the rate in effect at the Participant’s date of termination of employment. A Participant’s “annual base salary” shall mean the amount a Participant is entitled to receive as wages or salary on an annualized basis payable by the Company as consideration for the Participant’s services, including any elective deferral contributions made by the Participant pursuant to Sections 125 or 401(k) of the Internal Revenue Code, and including deferred base salary under any nonqualified deferred compensation plan sponsored by the Company, but excluding all items that are not base salary, such as any bonuses, commissions, overtime pay, fringe benefits and incentive compensation.
2.Medical, Dental and Vision Benefits.
A Participant entitled to Severance Pay shall receive, at the time of payment of Severance Pay, a lump sum payment equivalent to 130% of twelve (12) months of COBRA (as defined in Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601-609 of ERISA) continuation coverage premiums under the Company’s health plan, vision plan, and dental plan, to the extent the Participant and members of the Participant’s family were actively participating in such plans as of the Participant’s date of termination of employment. Such amounts shall be determined by reference to the premium rates in effect for the coverage the Participant has in effect as of the date of the Participant’s termination of employment. Such payment shall be in lieu of any subsidized COBRA coverage the Company may offer and any COBRA coverage elected by the Participant shall be included as part of the period during which the Participant may elect continued group health coverage under COBRA.
3. Outplacement Services.
A Participant entitled to Severance Pay shall receive outplacement services, selected by the Company at its expense, for a period commencing on the date of termination of employment and continuing until the earlier to occur of the Participant accepting other employment or six (6) months thereafter.

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